Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement of Sigyn Therapeutics, Inc. on Amendment No.6 to Form S-1 to be filed on or about September 22, 2023 of our report dated March 31, 2023, on our audits of the financial statements of Sigyn Therapeutics, Inc. as of December 31, 2022 and 2021 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

(formerly Kreit & Chiu CPA LLP)

New York, NY

September 22, 2023